Exhibit 21.1

SUBSIDIARIES OF TESLA MOTORS, INC.

Tesla Motors Ltd (UK)

Tesla Motors GmbH (Germany)

Tesla Motors Canada Inc. (Ontario)

Tesla Motors New York, LLC

Tesla Motors SARL (Monaco)

Tesla Motors Taiwan Limited

Tesla Motors Leasing, Inc.

Tesla Motors Switzerland GmbH

Tesla Motors Denmark ApS

Tesla Motors Australia, Pty Ltd.

Tesla Motors Japan K.K.

Tesla Motors HK Limited

Tesla Motors Italy S.r.l.

Tesla Motors Singapore Private Limited